Exhibit 99.1

Astrotech Creates New Subsidiary EN-SCAN, Inc.

EN-SCAN GC-MS Product Line For Air, Water, and Soil Analysis

To Be Introduced at PITTCON 2025

AUSTIN, Texas, February 28, 2025 (GLOBAL NEWSWIRE) - Astrotech Corporation (NASDAQ: ASTC) announced today that it has created a new wholly owned subsidiary, EN-SCAN, Inc. (“EN-SCAN”), to manufacture and sell a new line of instruments built for environmental testing applications using its proprietary ATi Gas Chromatograph (“GC”) and Astrotech Mass Spectrometer Technology™ (“MS”). The EN-SCAN product line has been designed for outdoor field work that can be used on-site for real-time air, water, and soil analysis providing instant feedback for accurate contamination source location and migration.

“EN-SCAN has been developed to fill a gap in the environmental testing market needing a durable and rugged GC mass spectrometer in the field. In recent years, the environmental testing market has exploded and our rugged, easy to use, GC-MS instruments are ideal for outdoor and hazardous environment testing.” said Thomas Pickens, Chief Executive Officer of EN-SCAN. “Our testing solutions are intended to deliver highly accurate, real-time monitoring for real-time decision-making in the field. We will be introducing our new EN-SCAN product line at PITTCON in Boston, on March 1 to March 5, 2025. We can be found at booth 422.”

EN-SCAN products integrate advanced gas chromatography and mass spectrometry technology with rugged, portable instrumentation, providing accuracy in demanding locations. With a focus on real-time monitoring, ease of use and cost efficiency, EN-SCAN enables organizations to make data-driven decisions while reducing testing costs and time delays. The EN-SCAN lineup includes three testing solutions, each designed for specific applications:

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EN-SCAN Rugged-Lab GC-MS – A transportable GC-MS for on-site, lab-quality analysis of air, water, and soil. This product supports regulatory enforcement, industrial compliance, and scientific exploration.

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EN-SCAN Fenceline Monitor – A continuous emissions monitoring system designed to detect pollutants such as BTEX (benzene, toluene, ethylbenzene, and xylene) at refineries and chemical processing plants. This product provides real-time results that can provide valuable alerts to management and regulators.

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EN-SCAN Handheld GC – A portable gas chromatograph for on-site detection of volatile organic compounds and contaminants in air, soil, and water. This product is a lightweight handheld instrument for on-site environmental testing, site remediation, and emergency response.

Pittcon 2025 is a dynamic, international conference and exposition on laboratory science, scheduled for March 1–5, 2025, at the Boston Convention & Exhibition Center. This premier event showcases the latest advances in analytical research and scientific instrumentation, offering a platform for continuing education and collaboration among professionals. Attendees can engage with cutting-edge technologies, participate in over 1,100 technical sessions and network with experts across various scientific disciplines. Pittcon is committed to advancing scientific knowledge and donates over 90% of its net proceeds to science education and outreach initiatives.

About EN-SCAN

Based in Austin, Texas, EN-SCAN develops advanced environmental testing and monitoring solutions, integrating gas chromatography and mass spectrometry technology in rugged, portable designs. Its products support industrial, environmental, and regulatory applications, helping organizations meet compliance requirements and environmental safety.

For information, visit http://www.en-scan.com/ or contact info@en-scan.com.

About Astrotech Corporation

Astrotech (Nasdaq: ASTC) is a mass spectrometry company that launches, manages, and commercializes scalable companies based on its innovative core technology through its wholly owned subsidiaries. Astrotech is headquartered in Austin, Texas.

For information, please visit www.astrotechcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the adverse impact of inflationary pressures, including significant increases in fuel costs, global economic conditions and events related to these conditions, including the ongoing wars in Ukraine and the middle east and the COVID-19 pandemic, the Company’s use of proceeds from the common stock offerings, whether we can successfully complete the development of our new products and proprietary technologies, whether we can obtain the FDA and other regulatory approvals required to market our products under development in the United States or abroad, whether the market will accept our products and services and whether we are successful in identifying, completing and integrating acquisitions, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements in this document should be evaluated in light of these important risk factors. While we do not intend to directly harvest, manufacture, distribute or sell cannabis or cannabis products, we may be detrimentally affected by a change in enforcement by federal or state governments and we may be subject to additional risks in connection with the evolving regulatory area and associated uncertainties. Any such effects may give rise to risks and uncertainties that are currently unknown or amplify others mentioned herein. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. In addition, any forward- looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to correct or update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company Contact: Ryan Polk, Chief Financial Officer, Astrotech Corporation, (512) 737-7378.